Exhibit 10.2

Execution Version

PARENT TRANSACTION SUPPORT AGREEMENT

This PARENT TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is dated as of April 9, 2026, by and between Constellation Acquisition Corp I, an exempted company incorporated in the Cayman Islands (“SPAC”), and Jindalee Lithium Limited, an Australian public company limited by shares (the “Company Parent”). Each of SPAC and the Company Parent are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, SPAC, HiTech Minerals Inc., a Nevada corporation and a wholly-owned subsidiary of the Company Parent (the “Company”) and certain other Persons party thereto entered into a Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”).

WHEREAS, as of the date of this Agreement, the Company Parent is the record holder and beneficial owner of all of the issued and outstanding Company Shares (together with any other Company Shares that the Company Parent acquires record and beneficial ownership after the date hereof, the “Owned Shares”); provided that from and after the Acquisition Merger Effective Time, the “Owned Shares” shall be the PubCo Common Shares issued to Company Parent upon conversion of the Company Parent’s Company Common Shares in connection with the Acquisition Merger pursuant to Section 2.3(e) of the Business Combination Agreement, and for the avoidance of doubt, will exclude any PubCo Loan Warrants, the underlying PubCo Common Shares and PubCo Common shares issued upon conversion of any Continuing Parent Intercompany Amounts

WHEREAS, as a condition and inducement to the willingness of SPAC and the Company to enter into the Business Combination Agreement, SPAC and the Company Parent are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Company Parent Shareholders’ Meeting and Consent and Related Matters.

(a) As promptly as reasonably practicable after the execution of this Agreement, the Company Parent will prepare the notice of meeting, explanatory memorandum and proxy form to be provided to the Company Parent shareholders in respect of the Transactions, including the Required Parent Shareholder Approval (such documents, together with any amendments or supplements thereto, the “Circular”). The Company Parent will use its commercially reasonable efforts to (i) respond as promptly as reasonably practicable to and resolve all comments received from the ASX concerning the Circular, and (ii) cause (x) the Circular, when released to the ASX and Parent Company Shareholders, to comply with the rules and regulations promulgated by the ASX (including all necessary disclosures and voting exclusions required), Australian Law and the Company Parent’s Organizational Documents and (y) the ASX to issue a notice of no objection to the Circular on terms acceptable to the Company.

(b) If, at any time prior to the Acquisition Effective Time, any event or circumstance relating to SPAC or its respective officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Circular, SPAC will promptly inform the Company Parent. If, at any time prior to the Acquisition Effective Time, any event or circumstance relating to the Company, the Company Parent, PubCo or the Acquisition Entities or their respective officers or directors, should be discovered by the Company Parent which should be set forth in an amendment or a supplement to the Circular, the Company Parent will promptly inform SPAC. Thereafter, SPAC and the Company Parent will promptly cooperate in the preparation and filing of an appropriate amendment or supplement to the Circular describing or correcting such information and the Company Parent, if required by the ASX or applicable Law, will promptly submit such amendment or supplement to the ASX and, to the extent required by Law and subject to receiving a notice of no objection from the ASX with respect to such amendment or supplement, disseminate such amendment or supplement to the Company Parent shareholders in accordance with the requirements of Australian Law and the Company Parent’s Organizational Documents.

(c) Promptly following the date that the Proxy/Registration Statement is declared effective under the Securities Act and the Company Parent’s receipt of the notice of no objection from the ASX with respect to the Circular, the Company Parent will duly call, give notice of, convene and hold the Company Parent Shareholders’ Meeting, in accordance with the Company Parent’s Organizational Documents and applicable Law (including all relevant requirements under the ASX Listing Rules), to be held as promptly as reasonably practicable and, unless otherwise agreed by SPAC in writing, in any event not more than thirty-five (35) days following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of (i) obtaining all requisite approvals and authorizations from the Company Parent’s shareholders in connection with the Transactions, including the Required Parent Shareholder Approval (and including the approval of any adjournment or postponement of such meeting for the purpose of soliciting additional proxies for the purposes of the obtaining the Required Parent Shareholder Approval) and (ii) related and customary procedural and administrative matters to consummate the Transactions. The Company Parent will use its commercially reasonable efforts in accordance with Australian Law (x) to solicit from its shareholders proxies required to obtain the Required Parent Shareholder Approval and will take all other action necessary or advisable to obtain such proxies and the Required Parent Shareholder Approval and (B) to obtain the vote or consent of its shareholders required by and in compliance with all applicable Law and ASX listing rules and the Company Parent’s Organizational Documents. The Company Parent (x) will consult in good faith with SPAC regarding the record date and the date of the Company Parent Shareholders’ Meeting prior to determining such dates and (y) will not adjourn or postpone the Company Parent Shareholders’ Meeting without the prior written consent of SPAC (which consent will not be unreasonably withheld, conditioned or delayed); provided, however, that the Company Parent will adjourn or postpone the Company Parent Shareholders’ Meeting (1) to the extent necessary to ensure that any supplement or amendment to the Circular that the Company Parent reasonably determines (following consultation in good faith with SPAC, except with respect to any Company Acquisition Proposal, so long as the Company is, and continues to be, in compliance with Section 6.3 of the Business Combination Agreement) is necessary to comply with applicable Laws and ASX listing rules, is provided to the Company Parent Shareholders in advance of a vote on the adoption of the applicable Transaction Proposals, (2) if, as of the time that the Company Parent Shareholders’ Meeting is originally scheduled, there are insufficient shareholders or shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business at the Company Parent Shareholders’ Meeting, (3) if, as of the time that the Company Parent Shareholders’ Meeting is originally scheduled, adjournment or postponement of the Company Parent Shareholders’ Meeting is necessary to enable the Company Parent to solicit additional proxies required to obtain the Required Parent Shareholder Approval, or (4) to comply with applicable Law and ASX listing rules; provided further, however, that without the prior written consent of SPAC (such consent not to be unreasonably withheld, delayed or conditioned), the Company Parent will not adjourn or postpone on more than two (2) occasions and will not adjourn or postpone the date of the Company Parent Shareholders’ Meeting more than an aggregate of thirty (30) consecutive days.

(d) The Circular will include the Company Board Recommendation, and neither the Parent Board nor any committee thereof will withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation, in each case subject to its right to a Change of Company Recommendation pursuant to the terms and conditions of, and subject to compliance with, Section 6.3 of the Business Combination Agreement.

(e) SPAC will furnish all information concerning itself, its Affiliates, Subsidiaries, officers, directors, managers, stockholders and other equityholders, and any information regarding such other matters as may be reasonably necessary in connection with the Circular.

(f) The Company Parent will (i) provide SPAC and SPAC’s counsel an opportunity (and in any event, at least five (5) Business Days) to review the Circular in advance of the Company Parent’s delivery of the Circular to the ASX, as well as any comments (including oral comments) the Company Parent or its counsel may receive from ASX or its staff with respect to the Circular promptly and within one (1) Australian Business Day after receiving those comments and (ii) consider in good faith and acting reasonably any proposed comments by SPAC regarding the Circular or any response to any comments or notices. The Company Parent will also promptly provide to SPAC any correspondence received by ASX or any other regulatory body (including ASIC and the Takeovers Panel) relating to the Transaction or the Circular.

(g) As promptly as practical, and in any event within one (1) Business Day, following the receipt of the Required Parent Shareholder Approval, the Company Parent, in the Company Parent’s capacity as a stockholder of the Company, will duly execute and deliver to the Company, and provide to the SPAC and PubCo, the Company Written Consent.

(h) The Company Parent hereby unconditionally and irrevocably undertakes and commits to the SPAC that it shall do all things necessary and exercise all rights as the sole shareholder of the Company and in its individual capacity, to cause the Company to perform and comply, with each of the Company’s obligations, covenants and undertakings pursuant to the Business Combination Agreement. The Company Parent agrees that it will use its reasonable best efforts to cooperate in connection with the PIPE Financing, including taking the actions applicable to the Company Parent provided in Section 8.6(b) of the Business Combination Agreement.

(i) The Company Parent hereby absolutely, irrevocably and unconditionally guarantees to the SPAC, the due and punctual and full and complete payment and discharge of the Company’s obligation to pay the Company Termination Amount, if, when, as and to the extent due and payable under Section 10.3(a) of the Business Combination Agreement (the “Guaranteed Obligations”). This guarantee shall be a guarantee of payment and not merely of collection. The liability of Company Parent hereunder is irrevocable, absolute and unconditional. This guarantee of Company Parent shall be a continuing guarantee and shall remain in full force and effect until the Guaranteed Obligations are discharged and paid in full in accordance with and subject to the terms and conditions of the Business Combination Agreement. SPAC shall not be required to exhaust remedies against the Company prior to proceeding against this guaranty.

(j) The Company Parent will lodge a notice in accordance with section 671B of the Corporations Act in connection with the Parent Shareholder Voting Agreements entered into as of the date hereof in connection with the Business Combination Agreement (the “Parent Shareholder Voting Agreements”) and which lodgement will include the voting power acquired by the SPAC and its relevant associates in connection with the Parent Shareholder Voting Agreements and be the form agreed to by the SPAC prior to lodgement.

(k) The Company Parent shall use its commercially reasonable efforts to furnish to PubCo all information concerning itself, its Subsidiaries, officers, directors, and managers as may be reasonably necessary in connection with the filing of the Proxy/Registration Statement.

2. Parent Loans and Company Transaction Expenses.

(a) At the Acquisition Closing, the Company Parent will exchange all Existing Parent Intercompany Amounts for PubCo Loan Warrants with the number of PubCo Loan Warrants equal to (i) the principal amount outstanding under the applicable Existing Parent Intercompany Amounts divided by (ii) $1.50.

(b) If elected by the Company Parent by delivery of written notice to PubCo and SPAC no later than three (3) Business Days prior to the Acquisition Closing, at the Acquisition Closing, the Company Parent will exchange all Continuing Parent Intercompany Amounts for PubCo Common Shares at a 15% discount to the IPO Price per Share.

(c) The Company Parent agrees that the Company Parent will be bound by and subject to (i) Section 11.1 (Trust Account Waiver) of the Business Combination Agreement to the same extent as such provisions apply to the Company and (ii) Section 6.3 (Acquisition Proposals and Alternative Transactions) and Section 8.9 (Services) of the Business Combination Agreement as it applies to the Company Parent, in each case, as if the Company Parent is directly party thereto.

(d) The Company Parent acknowledges and agrees that (i) SPAC and the Company are entering into the Business Combination Agreement in reliance on the Company Parent entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and (ii) but for the Company Parent entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with the agreements, covenants and obligations contained in this Agreement, the SPAC would not have entered into the Business Combination Agreement.

3. Company Parent Representations and Warranties. The Company Parent represents and warrants to SPAC as follows:

(a) The Company Parent is an Australian public company limited by shares and is duly organized, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization.

(b) The Company Parent has the requisite entity power and authority to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Company Parent. This Agreement has been duly and validly executed and delivered by the Company Parent and constitutes a valid, legal and binding agreement of the Company Parent (assuming that this Agreement is duly authorized, executed and delivered by the other Parties hereto), enforceable against the Company Parent in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company Parent with respect to the Company Parent’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except those filings in connection with the Company Parent Shareholders’ Meeting and except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not prevent or materially impair the ability of the Company Parent to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(d) None of the execution or delivery of this Agreement by the Company Parent, the performance by the Company Parent of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company Parent’s governing documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Company Parent is a party, (iii) violate, or constitute a breach under, any Governmental Order or applicable Law to which the Company Parent or any of its properties or assets are bound or (iv) result in the creation of any Encumbrance upon the Owned Shares, except, in the case of any of clauses (ii) through (iv) above, as would not prevent or materially impair the ability of the Company Parent to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(e) The Company Parent is the record and beneficial owner of the Owned Shares and has valid, good and marketable title to the Owned Shares, free and clear of all Encumbrances (other than transfer restrictions under applicable securities Laws and under the Organizational Documents of the Company). Except for the Owned Shares, the Company Parent does not own, beneficially or of record, any Equity Securities of the Company or have the right to acquire any Equity Securities of the Company. No Affiliate of the Company Parent or Company Parent Related Party owns, beneficially or of record, any Equity Securities of the Company or has the right to acquire any Equity Securities of the Company. Except for the Owned Shares and any Equity Securities that may be issued in connection with the PIPE Financing, there are no other Equity Securities of the Company issued or outstanding. The Company Parent has the sole right to vote (and provide consent in respect of, as applicable) the Owned Shares and, except for this Agreement, the Business Combination Agreement or any proxy given for purposes of voting in favor of the Transaction Proposals, the Company Parent is not party to or bound by (i) any option, warrant, purchase right, or other contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Company Parent to transfer any of the Owned Shares or (ii) any voting trust, proxy or other contract with respect to the voting or transfer of any of the Owned Shares in a manner inconsistent with the requirements of this Agreement.

(f) There is no Action pending or, to the Company Parent’s knowledge, threatened in writing against or involving the Company Parent or any of the Company Parent’s Affiliates that, if adversely decided or resolved, would reasonably be expected to prevent or materially impair the ability of the Company Parent to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect or consummate the transactions contemplated by the Business Combination Agreement.

(g) The Company Parent understands and acknowledges that SPAC is entering into the Business Combination Agreement in reliance upon the Company Parent’s execution and delivery of this Agreement.

4. Lock-up of Owned Shares. Except with the prior written consent of SPAC (such consent to be given or withheld in its sole discretion), from and after the date hereof, until the earlier of (i) twelve (12) months after the Acquisition Closing and (ii) the date following the Acquisition Closing on which PubCo (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of PubCo’s (or such successor’s) shareholders having the right to exchange their securities for cash, securities or other property (the “Lock-up Period”), the Company Parent agrees not to (a) Transfer or permit any Transfer of the Owned Shares, (b) enter into (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) require the Company Parent to Transfer the Owned Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or transfer of the Owned Shares, or (c) enter into any Contract to take, or cause to be taken, any of the actions set forth in clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, distribution, assignment, pledge, mortgage, exchange, hypothecation, hedge, grant of a security interest or encumbrance in or disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

5. Dividends, Distributions, Etc. In the event of any change in the shares of the Company or PubCo, as the case may be, by reason of any reclassification, recapitalization, reorganization, share split (including a reverse share split) or subdivision or combination, exchange or readjustment of shares, or any dividend or distribution, merger or other similar change in capitalization, the term “Owned Shares” shall be deemed to refer to and include such shares as well as all such dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

6. Termination. This Agreement and all of its provisions will terminate and be of no further force or effect upon the earlier of the (i) termination of the Lock-up Period or (ii) termination of the Business Combination Agreement in accordance with its terms. Upon such termination of this Agreement, all obligations of the Parties under this Agreement will terminate, without any liability or other obligation on the part of any Party hereto to any Person in respect hereof or the transactions contemplated hereby, and no Party hereto will have any claim against another (and no Person will have any rights against such Party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement will not relieve either Party from liability arising in respect of any willful and material breach of, or actual fraud, in connection with, of this Agreement prior to such termination or relieve the obligations of the Company Parent under Section 1(i) and Section 6 to 15 of this Agreement will survive the termination of this Agreement. The representations and warranties in Section 3 of this Agreement will not survive the Acquisition Closing and will terminate and expire upon the occurrence of the Acquisition Closing (and there will be no liability after the Acquisition Closing in respect thereof).

7. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Company Parent makes no agreement or understanding herein in any capacity other than in the Company Parent’s capacity as a record holder and beneficial owner of the Owned Shares, and not in any other capacity and (b) nothing herein will be construed to limit or affect any action or inaction by any director of the Company Parent serving as a member of the board of directors of any Group Company or as a fiduciary of any Group Company, in each case, acting in such person’s capacity as a director or fiduciary of such Group Company.

8. No Recourse.  Except for claims pursuant to the Business Combination Agreement or any other Transaction Document by any party(ies) thereto against any other party(ies) thereto on the terms and subject to the conditions therein and except for claims based on or for fraud, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby will be asserted against the Company or any Company Affiliate (other than the Party hereto, on the terms and subject to the conditions set forth herein) or any SPAC, SPAC Affiliate or Sponsor Affiliate, and (b) none of the Company, any Company Affiliate (other than the Party hereto, on the terms and subject to the conditions set forth herein) nor SPAC, any SPAC Affiliate nor any Sponsor Affiliate will have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement, except, in each case, as provided herein or in any Transaction Document to which such entity is a party.

9. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Company Parent and SPAC. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assignable by any Party without SPAC’s prior written consent (in the case of the Company Parent) and the Company Parent’s written consent (in the case of SPAC) (in each case, to be withheld or given in its sole discretion). Any attempted assignment of this Agreement not in accordance with the terms of this Section 9 will be void.

10. Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given) (i) by delivery in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or receipt of a similar message that such email was not deliverable or not received by such intended recipient)), or (iii) by nationally recognized overnight delivery service to the other Parties as follows:

If to any SPAC, to:

Constellation Acquisition Corp. I
Attention: Chandra R. Patel, Jarett Goldman
Email: crpatel@antarcticacapital.com; jgoldman@antarcticacapital.com with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Lauren Colasacco, P.C., Peter Seligson, P.C., Monica Ruiz

Email: lauren.colasacco@kirkland.com; peter.seligson@kirkland.com; monica.ruiz@kirkland.com

If to the Company Parent, to:

Jindalee Lithium Limited

L2, 9 Havelock St,

West Perth, Western Australia 6005

Attention: Ian Rodger
Email: Ian@jindaleelithium.com

with a copy (which will not constitute notice) to:

Perkins Coie LLP

1155 Avenue of the Americas, 22nd Floor

New York, New York 10036-2711
Attention: Elliott Smith
E-mail: ElliottSmith@perkinscoie.com

or to such other address as the Party to whom notice is given may have furnished following the date of this Agreement and prior to such notice to the others in writing in the manner set forth above.

11. No Third-Party Beneficiaries. This Agreement will be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor will be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or will constitute the Parties as partners or participants in a joint venture.

12. Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

13. Fees and Expenses.  Without limiting the rights under the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the Party incurring such fees or expenses.

14. Remedies.    The Parties agree that irreparable damage would occur in the event that either Party does not perform such Party’s respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions.  It is accordingly agreed that each Party will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity.  Each Party agrees that such Party will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

15. Construction; Miscellaneous. Sections 1.1, 1.2, 11.7, 11.8, 11.9, 11.11, 11.13, 11.14, 11.15, 11.16, 11.19 of the Business Combination Agreement will apply to this Agreement, mutatis mutandis.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

JINDALEE LITHIUM LIMITED

By:	/s/ Ian Rodger
Name:	Ian Rodger
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

CONSTELLATION ACQUISITION CORP I

By:	/s/ Chandra R. Patel
Name:	Chandra R. Patel
Title:	Chief Executive Officer